Exhibit 10.28

INVENTIV GROUP HOLDINGS, INC.

ANNUAL BONUS PLAN

Section 1.	Purpose

The purpose of this inVentiv Group Holdings, Inc. Annual Bonus Plan is to promote the interests of the Company and its stockholders by motivating superior performance by executive officers and other key personnel with annual bonus opportunities based upon corporate and individual performance.

Section 2.	Definitions

(a) “Award” means an award granted to a Participant under the Plan subject to such terms and conditions as the Plan Administrator may establish under the terms of the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” shall have the meaning set forth in Section 7(e) hereof.

(d) “Company” means inVentiv Group Holdings, Inc., a Delaware corporation, and its subsidiaries.

(e) “Designated Persons” shall have the meaning set forth in Section 4 hereof.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Executive Officers” shall have the meaning set forth in Section 4 hereof.

(h) “GAAP” shall have the meaning set forth in Section 5(b) hereof.

(i) “Participant” means an employee of the Company who has been granted an Award under the Plan.

(j) “Performance Criteria” shall have the meaning set forth in Section 5(b) hereof.

(k) “Performance Goals” shall have the meaning set forth in Section 5(c) hereof.

(l) “Plan” means this inVentiv Group Holdings, Inc. Annual Bonus Plan, as it may be amended and restated from time to time.

(m) “Plan Administrator” means the Compensation Committee of the Board, or such other committee of the Board that the Board shall designate from time to time to administer the Plan.

(n) “Plan Year” means each calendar year in which the Plan shall be in effect.

(o) “Section 409A” shall have the meaning set forth in Section 7(e) hereof.

Section 3.	Plan Administration

(a) General. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have such powers and authority as may be necessary or appropriate for the Plan Administrator to carry out its functions as described in the Plan. No member of the Plan Administrator shall be liable for any action or determination made in good faith by the Plan Administrator with respect to the Plan or any Award hereunder. The Plan Administrator may delegate, to any appropriate officer or employee of the Company, responsibility for performing ministerial functions under this Plan.

(b) Discretionary Authority. Subject to the express limitations of the Plan, the Plan Administrator shall have authority in its sole discretion to determine the time or times at which Awards may be granted, the recipients of Awards, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria and all other terms of an Award. The Plan Administrator shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Plan Administrator shall be final, conclusive, and binding upon all parties.

Section 4.	Eligibility and Participation

Executive Officers (defined below) and Designated Persons (defined below) of the Company shall be eligible to participate in the Plan for a Plan Year or partial Plan Year, if applicable, on such basis and on such terms and conditions as determined by the Plan Administrator. In addition, any other employees of the Company designated by the Plan Administrator to receive an Award for a Plan Year or partial Plan Year, if applicable, shall become a Participant in the Plan with respect to such Plan Year or partial Plan Year. “Executive Officers” shall mean (i) those persons designated by the Board as “Executive Officers” pursuant to Rule 3b-7 of the Exchange Act and (ii) those persons who are designated by the Board as “Officers” pursuant to Rule 16a-1(f) of the Exchange Act. “Designated Persons” shall mean such other Company or subsidiary officers and key employees designated by the Compensation Committee.

Section 5.	Awards

(a) Amount of Awards. The Plan Administrator will determine in its sole discretion the amount of an Award, the Performance Criteria applicable to such Award, the applicable Performance Goals relating to the Performance Criteria and the amount and terms of payment to be made upon achievement of the Performance Goals for each Plan Year or partial Plan Year, if applicable. The aggregate amount of any Award(s) provided to a Participant for a Plan Year shall be limited to $[        ].

(b) Performance Criteria. For purposes of Awards granted under the Plan, the “Performance Criteria” for a given Plan Year or partial Plan Year, if applicable, shall be one or any combination of the following, for the Company or any identified subsidiary or business unit, on an absolute or relative basis versus internal standards or external benchmarks and on an absolute or growth basis, as may be selected by the Plan Administrator in its sole discretion at the time of an Award: (1) net earnings; (2) earnings per share; (3) net debt; (4) revenue or sales growth; (5) net or operating income; (6) net operating profit; (7) return measures (including, but not limited to, return on assets, capital, equity or sales); (8) cash flow (including, but not limited to, operating cash flow, distributable cash flow and free cash flow); (9) earnings before or after taxes, interest, depreciation, amortization and/or rent; (10) share price (including, but not limited to, growth measures and total stockholder return); (11) expense control or loss management; (12) market share; (13) economic value added; (14) working capital; (15) the formation of joint ventures or the completion of other corporate transactions; (16) gross or net profit margins; (17) revenue mix; (18) operating efficiency; (19) product diversification; (20) market penetration; (21) measurable achievement in quality, operation or compliance initiatives; (22) quarterly dividends or distributions; (23) employee retention or turnover; (24) operating income before depreciation, amortization and certain additional adjustments to operating income permitted under the Company’s senior secured credit facilities; (25) any combination of or a specified increase or decrease, as applicable, in any of the foregoing; and/or (26) such other Performance Criteria determined to be appropriate by the Plan Administrator in its sole discretion. For the avoidance of doubt, any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(c) Performance Goals. For purposes of Awards granted under the Plan, the “Performance Goals” for a given Plan Year or partial Plan Year, if applicable, shall be the levels of achievement relating to the Performance Criteria as may be selected by the Plan Administrator for the Award. The Plan Administrator may establish such Performance Goals relative to the applicable Performance Criteria as it determines in its sole discretion at the time an Award is granted. The Performance Goals may be applied by the Plan Administrator after including or excluding gains or losses associated with acquisitions, dispositions, asset write-downs, restructurings, discontinued operations, extraordinary items, currency fluctuations, litigation or claim judgments or settlements and other unusual, infrequently occurring or non-recurring items, and the cumulative effects of accounting changes, and without regard to realized capital gains.

(d) Payment of Awards. The payment of Awards under the Plan shall be made at such time or times as determined by the Plan Administrator in its sole discretion and generally shall be made within two and one half months following the end of the applicable Plan Year.

(e) Form of Payment. Awards under the Plan shall generally be made in cash. The Plan Administrator may, in its sole discretion, provide that a Participant receive all or a portion of an Award in stock units or other equity-based compensation to be granted under the inVentiv Group Holdings, Inc. 2016 Equity Incentive Plan or permit the Participant to electively defer all or a portion of an Award under a Company-sponsored deferred compensation program, if applicable.

(f) Tax Withholding. Any payment under this Plan shall be subject to applicable income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

Section 6.	Termination of Employment

The obligation of the Company to satisfy payment of an Award to a Participant hereunder is conditioned upon the continued employment of the Participant with the Company at the time determined annually by the Plan Administrator for payment of an Award. If the employment of a Participant with the Company is terminated for any reason, at any time prior to the time determined by the Plan Administrator for payment of an Award hereunder, the Award shall be forfeited and automatically be cancelled without further action of the Company, unless otherwise provided by the Plan Administrator or the Participant’s employment, severance or other service-related agreement.

Section 7.	General Provisions

(a) Effective Date. The Plan shall be effective with respect to Plan Years beginning on or after the effective date of the initial public offering of the Company’s common stock.

(b) Amendment and Termination. The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan with respect to the then-current Plan Year and any future Plan Year without the consent of the affected Participants.

(c) No Right to Employment or Participation. Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or to limit, in any way, the right of the Company to terminate, or to change the terms of, a Participant’s employment at any time. Participation in the Plan in any given Plan Year does not guarantee ongoing participation in any subsequent Plan Year.

(d) Governing Law. The Plan shall be governed by and construed in accordance with the laws of Delaware, without regard to the choice-of-law rules thereof.

(e) Section 409A. The Company intends that the payments and benefits under this Plan will either comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and the Company, its subsidiaries and affiliates, and each of their respective employees or representatives, shall have no liability to any person with respect thereto. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean

“separation from service.” If an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Notwithstanding any contrary provision in the Plan, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid on the day that immediately follows the end of such six-month period.

(f) Clawback Policy. Participants shall be subject to any compensation clawback policy or any other similar policy adopted by the Company that may be in effect from time to time and any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed.

(g) Section 162(m) Transition Relief. This Plan, having been adopted prior to the Company’s securities having become publicly held in connection with an initial public offering, is intended to satisfy the requirements for the transition relief under Treasury Regulation § 1.162-27(f)(1) such that the deduction limit set forth in Treasury Regulation § 1.162-27(b) does not apply to any remuneration paid pursuant to this Plan until the first meeting of the stockholders of the Company at which directors of the Company are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering of the Company’s securities occurs.

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